AEROFLEX INCORPORATED
                                  AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER COMMON SHARE

                                                           Nine Months                Three Months
                                                         Ended March 31,            Ended March 31,
                                                       1995         1994          1995            1994
                                                       ----         ----          ----            ----

COMPUTATION OF ADJUSTED NET INCOME:
  Income from continuing operations                 $  4,482,000   $  2,272,000   $    683,000   $  1,171,000
  Discontinued operations                                   -           187,000           -              -
                                                    ------------   ------------   ------------   ------------
  Net income for primary earnings
    per common share                                    4,482,000     2,459,000        683,000      1,171,000
  Add:  Debenture interest and amortization
    expense, net of income taxes                          573,000       291,000        191,000         73,000
                                                    -------------   ------------   ------------   ------------
  Adjusted net income for fully diluted
    earnings per common share                        $  5,055,000   $ 2,750,000   $    874,000   $  1,244,000
                                                    =============   ============   ============   ============
COMPUTATION OF ADJUSTED WEIGHTED AVERAGE
 SHARES OUTSTANDING:
  Weighted average shares outstanding                  11,739,000     9,371,000     11,741,000     10,138,000
    Add:  Effect of options and warrants outstanding      615,000       533,000        643,000        779,000
                                                    -------------   ------------   -------------  ------------
  Weighted average shares and common share
    equivalents used for computation of primary
    earnings per common share                          12,354,000     9,904,000     12,384,000     10,917,000
    Add:  Effect of additional options and warrants
      outstanding for fully diluted computation            32,000       179,000          4,000        -
    Add:  Shares assumed to be issued upon
      conversion of debentures                          1,778,000     2,354,000      1,778,000      1,597,000
  Weighted average shares and common share           ------------    -----------    ----------    ----------
    equivalents used for computation of fully
    diluted earnings per common share                  14,164,000    12,437,000     14,166,000     12,514,000
                                                     ============    ===========    ==========    ===========
EARNINGS PER COMMON SHARE AND COMMON SHARE EQUIVALENT:
  Primary:
    Income from continuing operations                $ .36       $ .23          $ .06        $ .11
    Discontinued operations                             -          .02            -            -
                                                     -----       -----          -----        -----
    Net income                                       $ .36       $ .25          $ .06        $ .11
                                                     =====       =====          =====        =====
  Fully diluted:
    Income from continuing operations                $ .36       $ .21          $ .06        $ .10
    Discontinued operations                             -          .01             -            -                          -
                                                     -----       -----          -----        -----
    Net income                                       $ .36       $ .22          $ .06        $ .10
                                                     =====       =====          =====        =====
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